EXHIBIT 26(c)



[Letterhead of Stanley I. Garnett, II]

                                                             , 19



(Individual letter sent to each
prospective underwriter)

Dear            :

      West Penn Power Company (the "Company") has on file with the Securities and Exchange Commission an effective shelf Registration Statement on Form S-3,
pursuant to Rule 415, which contains a Prospectus relating to         shares
of Preferred Stock (par value $100). I have enclosed an information package including three (3) copies of the Registration Statement, the related Prospectus, the Standard Purchase Agreement Provisions - Preferred Stock, Underwriter's Questionnaire and a draft of the Comfort Letter from Price Waterhouse. Also enclosed is one set of documents incorporated by reference, including the Annual Report for the Company on Form 10-K for the year ended December 31, 1994, and the Company's Quarterly Reports on Form 10-Q for the
quarters ended                , 19  .

      Although we have set no specific date to go to market, it is our present
intention to solicit proposals for the purchase of probably          shares of
Preferred Stock during the month of             .  We anticipate giving 48
hours' notice of the date that we would like to receive proposals. Notice will be given by a hand-delivered or faxed letter to underwriters specifying the planned sale date and providing information with respect to the number of shares, rate and time of payment of dividends, or manner of determining such rate and time, redemption and sinking fund provisions, if any, and any other special rights, restrictions and terms and conditions of the Preferred Stock upon which your proposals will be solicited.

      Arrangements will be made with sufficient advance notice regarding any due diligence investigation of the Company you wish to undertake. Simpson Thacher & Bartlett is counsel for the underwriters and may be contacted by calling James M. Cotter at (212) 455-2570, Fidelis A. Grandfield at (212) 455-3705 or Edward P. Tolley, III at (212) 455-3189. If you have any questions, please call the undersigned or Nancy L. Campbell, Vice President and Treasurer at (212) 752-2121. Additional copies of the enclosed documents will be provided upon request.

                                                Sincerely,



                                                Stanley I. Garnett, II

Enclosures